Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-270433, 333-284633, 333-290429, and 333-290950) and Form S-8 (No. 333-204155, 333-218095, 333-229724, 333-256680, 333-257749, 333-265324, 333-269305, 333-280978, 333-288608, and 333-286100) of Solana Company (formerly known as Helius Medical Technologies, Inc. (the "Company")), of our report dated March 25, 2025, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

March 30, 2026